                                                   Pursuant to Rule 424(b)2
                                        Registration Statement No. 33-50785



           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 27, 1994

                                  $250,000,000

                             (COMCAST CORP. LOGO)

                 9 1/8% SENIOR SUBORDINATED DEBENTURES DUE 2006

                          ---------------------------

     Interest on the Debentures is payable on April 15 and October 15 of each year, commencing April 15, 1996. The Debentures are not redeemable prior to October 15, 2000. After October 15, 2000, the Debentures are redeemable, in whole or in part, at the election of Comcast Corporation at the redemption prices set forth herein plus accrued interest to the date of redemption. See "Description of the Debentures".

     SEE "CERTAIN CONSIDERATIONS" AT PAGE S-2 HEREIN AND AT PAGE 4 IN THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE DEBENTURES.

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

     Goldman, Sachs & Co. have agreed to purchase the Debentures from the Company at 98.50% of their principal amount ($246,250,000 aggregate proceeds to the Company, before deducting expenses payable by the Company estimated at $100,000), plus accrued interest, if any, from October 10, 1995, subject to the terms and conditions set forth in the Underwriting Agreement.

     Goldman, Sachs & Co. propose to offer the Debentures from time to time for sale in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see "Underwriting" herein.

                          ---------------------------

     The Debentures offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in New York, New York, on or about October 10, 1995.

                              GOLDMAN, SACHS & CO.

                          ---------------------------

           The date of this Prospectus Supplement is October 3, 1995.

                             CERTAIN CONSIDERATIONS

     Recent and Anticipated Losses; Increasing Stockholders' Deficiency. In recent years, Comcast Corporation (the "Company") has experienced significant growth, principally through acquisitions. The effect of these acquisitions on the Company's results of operations has been and will be to significantly increase the Company's revenues and expenses. In addition, the Company will continue to have substantial losses for the foreseeable future as a result of additional depreciation and amortization and interest expense resulting from these acquisitions. Losses before extraordinary items and cumulative effect of accounting changes in 1992, 1993, 1994 and for the six months ended June 30, 1994 and 1995 were $217,935,000, $98,871,000, $75,325,000, $28,533,000 and
$29,922,000, respectively. As a result of these losses and the effects of extraordinary items and the cumulative effect of accounting changes, the Company had a stockholders' deficiency at June 30, 1995 of $754,105,000. It is anticipated that this stockholders' deficiency will increase in future periods. It is not expected that the stockholders' deficiency will significantly affect the way the Company does business or its ability to obtain financing.

     The Company realized operating income before depreciation and amortization (commonly referred to in the Company's businesses as "operating cash flow") of $397,153,000, $606,396,000, $576,256,000, $290,073,000 and $480,430,000 for the
years ended December 31, 1992, 1993, 1994 and for the six months ended June 30, 1994 and 1995, respectively. As a result of the Company's operating income before depreciation and amortization, its existing cash balances, lines of credit and other financing resources, the Company believes that it will meet its current and long-term liquidity and capital requirements, including fixed charges.

     Factors Affecting Future Operations. The cable communications and cellular telephone communications industries, as well as the Company's electronic retailing operations, may be affected by, among other things, (i) changes in government law and regulation, (ii) changes in the competitive environment,
(iii) changes in technology and (iv) market conditions that may adversely affect the availability of debt and equity financing.

                                  THE COMPANY

     Comcast Corporation is engaged principally in the development, management and operation of wired telecommunications including cable television and telephone services; wireless telecommunications including cellular, personal communications services and direct to home satellite television; and content through its principal ownership of QVC, Inc., an electronic retailer, and other programming investments.

     The Company was organized in 1969 under the laws of the Commonwealth of Pennsylvania and has its principal executive offices at 1500 Market Street, Philadelphia, Pennsylvania, 19102-2148 (215-665-1700).

                                USE OF PROCEEDS

     The net proceeds to the Company from this offering are estimated to be $246,150,000. The Company anticipates that the net proceeds will be used for working capital and general corporate purposes, including the refinancing of existing debt. The existing debt to be refinanced will be determined by management. For the six months ended June 30, 1995, the weighted average interest rate on the Company's indebtedness was approximately 8.20% per annum. Pending such application of the proceeds, the Company will invest the proceeds of this offering in certificates of deposit, United States governmental securities or certain other interest-bearing securities.

                         DESCRIPTION OF THE DEBENTURES

     The following description of the Debentures offered hereby (referred to herein as the "Debentures" and in the accompanying Prospectus as the "Offered Debentures") supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the Debentures and the Offered Debentures set forth in the accompanying Prospectus, to which description reference is hereby made.

     The Debentures are limited to $250,000,000 aggregate principal amount at maturity. The Debentures will mature on October 15, 2006.

     The Debentures will bear interest from the date of issuance at a rate of 9 1/8% per annum, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1996, to the person in whose name each Debenture was registered at the close of business on the preceding April 1 and October 1 respectively, subject to certain exceptions. There is no provision for a sinking fund.

     The Debentures contain no covenants or other provisions to afford protection to holders of Debentures in the event of a highly leveraged transaction or a change in control of the Company.

     The Debentures are not redeemable prior to October 15, 2000. After October 15, 2000, the Debentures are redeemable, in whole or in part, at the election of the Company at the following respective percentages of the principal amount thereof if redeemed during the twelve-month period beginning October 15 of the years indicated, together, in each case, with interest accrued to the date fixed for redemption:

                                       YEAR                             PERCENTAGE
            ----------------------------------------------------------  -------
            2000......................................................  104.562%
            2001......................................................  102.281%
            2002 or thereafter........................................  100.000%

CONCERNING THE TRUSTEE

     Harris Trust and Savings Bank ("Harris Trust"), as successor trustee of Morgan Guaranty Trust Company of New York, is the trustee under the Senior Subordinated Indenture under which the Debentures offered hereby will be issued and under which the Company's 10 1/4% Senior Subordinated Debentures Due 2001, 10 5/8% Senior Subordinated Debentures Due 2012, 9 1/2% Senior Subordinated Debentures Due 2008 and 9 3/8% Senior Subordinated Debentures Due 2005 have been issued. The Company has initially designated the principal office of Bank of Montreal Trust Company, an affiliate of Harris Trust, as registrar and paying agent under the Senior Subordinated Indenture.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Goldman, Sachs & Co. ("Goldman Sachs"), and Goldman Sachs have agreed to purchase the entire principal amount of the Debentures.

     Under the terms and conditions of the Underwriting Agreement, Goldman Sachs are committed to take and pay for all of the Debentures, if any are taken.

     Goldman Sachs propose to offer the Debentures from time to time for sale in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Debentures, Goldman Sachs may be deemed to have received compensation from the Company equal to the difference between the amount received by the Underwriter upon the sale of such Debentures and the price at which the Underwriter purchased such Debentures from the Company. In addition, the

Underwriter may sell Debentures to or through certain dealers, and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or any purchasers of Debentures for whom they may act as agent (which compensation may be in excess of customary commissions). The Underwriter may also receive compensation from the purchasers of Debentures for whom it may act as agent.

     The Debentures are a new issue of securities with no established trading market. The Company has been advised by Goldman Sachs that they intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

     The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of the Company and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, included in the Annual Report on Form 10-K of the Company and incorporated by reference in the accompanying prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements and financial statement schedules of Storer Communications, Inc. for the year ended December 31, 1992, incorporated by reference in the Annual Report on Form 10-K of the Company, has been incorporated by reference therein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of QVC, Inc. (formerly, QVC Network, Inc.) as of January 31, 1995 and 1994 and for each of the years in the three year period ended January 31, 1995, included in the Current Report on Form 8-K of the Company filed on April 25, 1995 and incorporated by reference in the accompanying prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto and have been so incorporated in reliance upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Comcast MHCP Holdings, L.L.C. and subsidiaries as of December 31, 1994 and for the periods from January 1, 1994 to December 21, 1994 and from December 22, 1994 to December 31, 1994, included in the Current Report on Form 8-K of the Company filed on April 25, 1995 and incorporated by reference in the accompanying prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The combined financial statements of the predecessor corporation to Comcast MHCP Holdings, L.L.C. and subsidiaries, being the U.S. Cable Television Operations of Maclean Hunter, Inc., as of December 31, 1993 and for the years ended December 31, 1993 and 1992, included in the Current Report on Form 8-K of the Company filed on April 25, 1995 and incorporated by reference in the accompanying prospectus, have been audited by Ernst & Young, Chartered Accountants, as indicated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon their authority as experts in accounting and auditing.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                       PAGE
                                       -----
Certain Considerations...............    S-2
The Company..........................    S-2
Use of Proceeds......................    S-2
Description of the Debentures........    S-3
Underwriting.........................    S-3
Experts..............................    S-4
PROSPECTUS
Incorporation of Certain Documents by
  Reference..........................      2
Available Information................      3
The Company..........................      4
Certain Considerations...............      4
Use of Proceeds......................      4
Dividend Policy......................      5
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends..........................      5
Description of Debentures............      6
Description of Preferred Stock.......     13
Description of Depositary Shares.....     14
Description of Common Stock..........     16
Description of Warrants..............     17
United States Taxation...............     18
Plan of Distribution.................     26
Legal Opinions.......................     27
Experts..............................     27

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                                  $250,000,000

                              (COMCAST CORP. LOGO)

                           9 1/8% SENIOR SUBORDINATED
                              DEBENTURES DUE 2006

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------
                              GOLDMAN, SACHS & CO.
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